Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-186403 and Form S-8 No. 333-200185) pertaining to the 2013 Long-Term Incentive Plan of TRI Pointe Homes, Inc.,

2)	Registration Statement (Form S-8 No. 333-197461) pertaining to the Weyerhaeuser Real Estate Company 2004 Long-Term Incentive Plan and the Weyerhaeuser Real Estate Company 2013 Long-Term Incentive Plan

of our report dated March 12, 2015, except for Note 22, as to which the date is April 15, 2015, with respect to the consolidated financial statements of TRI Pointe Homes, Inc. included in its Current Report on Form 8-K dated April 15, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

July 7, 2015